Exhibit 10.1

May 21, 2013

Ms. Dawn Zier

[Address redacted]

Dear Dawn:

This letter agreement (this “Agreement”) reflects the commitment of NutriSystem, Inc. (the “Company”) to pay you a cash bonus on the terms herein set forth.

Subject to your continued employment with the Company through November 15, 2014 (the “Vesting Date”), you will receive a cash bonus equal to $70,894.56 (the “Bonus”). The Bonus will be paid to you within 45 days following the Vesting Date.

If, prior to the Vesting Date, your employment with the Company ceases under circumstances that result in the accelerated vesting of your inducement stock option grant (as described in the letter agreement between the Company and you dated November 1, 2012 (the “Employment Agreement”)), then subject to your satisfaction of the conditions required for such accelerated option vesting (i.e., timely execution of a release and compliance with certain restrictive covenants), the Bonus will be paid to you within 45 days following your cessation of employment; provided that if such 45 day period begins in one taxable year and ends in a second taxable year, the Bonus will not be paid to you until the second taxable year. Except as otherwise provided in the preceding sentence, if your employment ceases for any reason prior to the Vesting Date, you will forfeit any right to the Bonus.

Any payments made under this Agreement will be subject to tax withholding to the extent required by applicable law. This Agreement is governed by Pennsylvania law, without regard to the principles of conflicts of laws. Nothing contained in this Agreement shall be construed as giving you any right to be retained in the employ or service of the Company or any of its subsidiaries for any particular period of time. This Agreement may not be modified in any way except by a written amendment executed by you and a duly authorized representative of the Company.

To indicate your agreement with the foregoing, please sign and date this letter in the space provided below and return it to me. Please retain a copy for your records.

Sincerely,

/s/ Ralph J. Mauro
Ralph J. Mauro
Senior VP & General Counsel

Agreed and accepted on May 21, 2013:

/s/ Dawn Zier
Dawn Zier